UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 12, 2007

infoUSA Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19598 (Commission File Number)	47-0751545 (IRS Employer Identification No.)

5711 South 86th Circle Omaha, Nebraska (Address of principal executive offices)	68127 (Zip Code)

Registrant’s telephone number, including area code: (402) 593-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On October 12, 2007, infoUSA Inc. (the “Company”) and Monica Messer, Chief Operations Officer of the Company, entered into a Separation and Consulting Agreement (the “Agreement”). As announced previously, Ms. Messer resigned from her position as Chief Operations Officer of the Company effective October 1, 2007.
          The Agreement provides that Ms. Messer is entitled to receive her regular compensation and benefits as Chief Operations Officer of the Company through October 1, 2007. The Agreement also provides that the Company will engage Ms. Messer as a consultant for a period of two years effective as of October 2, 2007, subject to earlier termination in the event Ms. Messer discontinues the provision of consulting services to the Company or if Ms. Messer violates any of the terms of the Agreement, after giving effect to applicable notice and cure provisions (the “Consulting Period”). The Company will pay Ms. Messer a consulting fee of $40,000 per month during the Consulting Period. Ms. Messer has agreed that she will not compete with the Company or solicit the Company’s customers for a period of two years after termination of her employment. The Agreement also includes a release by Ms. Messer of any claims she may have against the Company relating to her employment.
          The foregoing description of the Agreement does not purport to be a complete summary of all terms in the Agreement and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference thereto.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Separation and Consulting Agreement, dated October 12, 2007, between infoUSA Inc. and Monica Messer

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

infoUSA Inc.
By:	/s/ Stormy L. Dean
Stormy L. Dean
Chief Financial Officer

Date: October 16, 2007

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation and Consulting Agreement, dated October 12, 2007, between infoUSA Inc. and Monica Messer